PRICING SUPPLEMENT NO. 3  (To Prospectus dated October 23, 2001)
DATED AUGUST 8,  2002                                            Rule 424(b)(2)
                                  File Nos. 333-49960, 333-90073 and 333-68266


                                SCANA CORPORATION
                                Medium-Term Notes
                   Due Nine Months or More From Date of Issue


Principal Amount:   $100,000,000        Original Issue Date:  August 15, 2002
                  --------------------                        --------------

Issue Price:                100 %       Maturity Date:        August 15, 2003
              --------------------                            ---------------

Net Proceeds to Company:   $99,800,000                   x    Book-Entry Note
                          --------------            --------

                                                             Certificated Note

    x   Agent.  Agent's Commission:       .200%
--------                                  ----

        Principal.
--------

Redemption by Company (check one):

          No.   The Notes are not subject to redemption.
  --------

      x   Yes.  The Notes are subject to redemption as described below under
  -------       "Optional Redemption by the Company."
                Initial Redemption Date:  February 15, 2003
                                             -----------------


Optional Repayment at Option of Holder (if applicable, check one):

            x    No.      The Notes are not subject to repayment.
         --------
                  Yes.    The Holder may elect repayment as follows:
         ---------
                          Optional Repayment Date(s):
                          Optional Repayment Price(s):
                          Provisions:

Interest (check one):

           Fixed Rate Note.  If this box is checked, the interest rate on the
                             Notes shall be               % per annum.
 --------                                   --------------

    x   Floating Rate Note. The Initial Interest Rate on the Notes shall be
 ------ determined on August 13, 2002 for the Interest Payment Period
        commencing August 15, 2002. The interest rate on the Notes shall be calculated as set forth in the prospectus dated October 23, 2001 and as further described below under "Interest Rate," using the following terms, as applicable:
        Base Rate:                   LIBOR
        Index Maturity:              3 Month
        Spread:                      +.875%
        Designated Libor Page:       Libor Telerate, page 3750
        Interest Payment Period:     Quarterly
        Interest Payment Dates:      15th day of each August, November,
                                     February and May, commencing
                                     November 15, 2002,
                                     (provided that if any such date
                                     (other than the Maturity Date) is
                                     not a Business Day (as defined in
                                     the prospectus dated October 23,
                                     2001), then the next succeeding day that
                                     is a Business Day).
        Interest Reset Period:       Quarterly
        Interest Reset Dates:        Same as Interest Payment Dates (provided
                                     that if not a Business Day, then the
                                     next suceeding day that is a Business Day).
        Record Dates:                15 days prior to each Interest Payment Date
        Interest Determination
                 Date:               2 Business Days prior to each Interest
                                     Reset Date
 To the extent of any conflict between the terms of the prospectus and this pricing supplement, this pricing supplement shall govern.

Optional Redemption by the Company

         The Notes will be redeemable at the option of the Company, in whole but not in part, upon notice given as described in the prospectus dated October 23, 2001 at any time on or after February 15, 2002, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date of redemption.

Notice of Redemption

         The Notes will be subject to redemption upon not less than 30 Business Days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. On and after the redemption date, interest will cease to accrue on the Notes unless the Company defaults in the payment thereof.

         Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.

Interest Rate

         Each Note will bear interest from August 15, 2002, at the rate determined for each Interest Payment Period, in accordance with the prospectus dated October 23, 2001 and the terms of this pricing supplement. Interest will be payable on each Interest Payment Date.

         The Notes will bear interest at a floating rate, reset for each Interest Payment Period, at a per annum rate determined by The Bank of New York or its successor appointed by the Company, acting as calculation agent, and in accordance with the procedures described in this pricing supplement and the prospectus dated October 23, 2001.

Original Issue Date Statement

         It is expected that delivery of the Notes will be made against payment therefor on or about the Original Issue Date which is the fifth business day following the date of this pricing supplement. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Legal Matters

      Certain legal matters in connection with the validity of the Notes offered hereby are being passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina and by H. Thomas Arthur, Esq. or Sarena D. Burch, Esq. of Columbia, South Carolina, who are our Senior Vice President and General Counsel and Deputy General Counsel, respectively, and for the lenders or Agents (as defined in the prospectus dated October 23, 2001) by Troutman Sanders LLP, Richmond, Virginia. Troutman Sanders LLP will rely as to all matters of South Carolina law upon the opinion of H. Thomas Arthur, Esq. or Sarena D. Burch, Esq.

Ratings
         As of the date of this pricing supplement, the Notes are rated by the respective rating agencies as follows: Moody's (A3), Standard & Poor's (BBB+) and Fitch Ratings (A-).


                           Credit Suisse First Boston
                            BNY Capital Markets, Inc.